Viscount
Communication and Control Systems Inc.
4585 Tillicum Street
Burnaby, B.C.
Canada V5J 3J9

Info@viscount.com

Toll Free 1.800.476.3774
Telephone 604.327.9446
Facsimile 604.327.3859

December 10, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

RE:	Your letter dated December 10, 2008, questions on Form 10-KSB for the fiscal year ended December 31, 2007

Dear Mr. Larry Spirgel

In connection with the responses to your comments regarding your letter dated December 10, 2008, we acknowledge that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filings;
  staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and
  the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Stephen Pineau
Stephen Pineau, Principal Executive Officer,
Principal Financial Officer